Exhibit 99.1

Universal Logistics Holdings Reports Third Quarter 2019 Financial Results; Declares Dividend

-	Third Quarter 2019 Operating Revenues: $375.5 million, 0.3% increase
-	Third Quarter 2019 Operating Loss: $7.4 million, includes $27.0 million litigation charges
-	Third Quarter 2019 EPS: $(0.30); includes $0.72 litigation charges
-	Regular Quarterly Dividend: $0.105 per share

Warren, MI – October 24, 2019 — Universal Logistics Holdings, Inc. (NASDAQ: ULH), a leading asset-light provider of customized transportation and logistics solutions, today reported consolidated third quarter 2019 net loss of $8.4 million, or $(0.30) per basic and diluted share, on total operating revenues of $375.5 million.  This compares to net income of $15.1 million, or $0.53 per basic and diluted share, during third quarter 2018 on total operating revenues of $374.3 million.  Included in the reported loss were pre-tax charges of $24.8 million for a previously disclosed legal settlement and an additional $2.2 million charge for unrelated ongoing litigation.  Universal has also estimated the impact of the United Auto Workers (UAW) labor strike against General Motors to have reduced operating income by $4.0 million.

The UAW labor strike, which began on September 16, 2019, shuttered activity at Universal’s dedicated and value-added operations supporting General Motors across the United States.  However, in order to maintain labor continuity Universal continued to pay employees during strike despite the lost production. The impact of the strike is estimated to have reduced Universal’s weekly operating income by $2.0 million per week during the two weeks the strike impacted the third quarter 2019.  The UAW and General Motors announced a tentative agreement has been reached and, if ratified, the strike would end around October 25, 2019.

In the third quarter 2019, Universal reported an operating loss of $7.4 million compared to operating income of $22.5 million in the same period last year.  EBITDA, a non-GAAP measure, decreased $26.6 million during the third quarter 2019 to $11.6 million, compared to $38.3 million one year earlier.  Both Universal’s reported operating loss and EBITDA during the third quarter 2019 include the litigation charges and estimated losses from the labor strike.  As a percentage of operating revenue, Universal’s operating income margin and EBITDA margin as reported were (2.0)% and 3.1%, respectively.  These metrics compare to 6.0% and 10.2%, respectively, in the third quarter of 2018.  Operating income margin and EBITDA margin for the third quarter 2019 were both reduced 8.3% as a result of the impact of litigation charges and the estimated losses due to the labor strike.

Operating revenues from truckload services decreased $17.6 million, or 21.9%, to $62.6 million, compared to $80.2 million for the same period last year. Included in truckload revenues for the recently completed quarter were $6.4 million in separately identified fuel surcharges compared to $8.7 million during the same period last year.  The decrease in truckload services reflects a 22.7% decrease in the number of loads hauled, which was partially offset by a 1.6% increase in average operating revenue per load, excluding fuel surcharges.  During the third quarter 2019, Universal moved 56,510 loads compared to 73,117 during the same period last year.

Revenues for the third quarter 2019 from brokerage services decreased $4.4 million, or 4.4%, to $94.4 million compared to $98.8 million one year earlier. The decrease is primarily due to a 9.1% decrease in the average operating revenue per load, which was partially offset by a 5.0% increase in the number of brokered loads moved.  During the third quarter of 2019, Universal brokered 61,072 loads, compared to 58,147 loads during the same period last year, while the average operating revenue load fell from $1,643 per load in the third quarter 2018 to $1,494 during the same period this year.

Intermodal services revenues increased $27.3 million to $93.0 million in the third quarter 2019, up from $65.7 million during the same period last year.  Included in intermodal revenues were $34.6 million of incremental revenue from acquired companies.  During the third quarter 2019 intermodal fuel surcharges totaled $11.4 million, compared to $8.4 million during the same period last year.  Intermodal services experienced increases in both the average operating revenue per load, excluding fuel surcharges, and in the number of loads hauled.  During the third quarter 2019, Universal moved 154,600 intermodal loads, compared to 119,410 loads during the same period last year, while also increasing its average operating revenue per load, excluding fuel surcharges, by 7.3%.

Third quarter 2019 operating revenues from dedicated services decreased $3.5 million to $32.7 million compared to $36.2 million one year earlier. Dedicated services revenues included $3.6 million in separately identified fuel surcharges in the third quarter 2019 compared to $4.4 million during the same period last year.  The decrease in operating revenues was primarily attributable to the impact the labor strike had on operations supporting General Motors.

Revenues from value-added services decreased $0.7 million during the third quarter 2019 to $92.7 million.  This compares to $93.4 million from value-added services one year earlier.  Revenues from value-added operations supporting heavy-truck production were relatively flat on a year-over-year basis, growing $0.1 million.  The overall decline in value-added revenues was primarily attributable to the halt in production at operations supporting passenger vehicles from the UAW labor strike.

Universal’s transportation segment was negatively impacted by litigation charges recorded during the third quarter 2019, while the labor strike impacted its logistics segment. During the third quarter 2019, the transportation segment, which is primarily comprised of truckload, brokerage and intermodal services operations, reported an operating loss of $17.2 million, which included the $27.0 million in litigation charges.  In the logistics segment, which includes value-added and dedicated services, third quarter 2019 income from operations decreased 6.7% to $9.8 million, including the estimated $4.0 million in losses related to the strike.

“The third quarter of 2019 proved to be very challenging for Universal,” stated Jeff Rogers, Universal’s Chief Executive Officer. “While navigating a soft freight environment, Universal’s third quarter was further impacted by the settlement of a personal injury case and then a labor strike at our largest customer.  We are pleased that the UAW and GM have reached a tentative agreement, and we look forward to getting these employees back to work very soon.  We have a lot of positive momentum at Universal.  I remain confident in the resilience of our business model and that we have the right teams in place to continue executing our strategy.”

As of September 28, 2019, Universal held cash and cash equivalents totaling $6.5 million, and $9.1 million in marketable securities.  Outstanding debt at the end of the third quarter 2019 was $388.8 million and capital expenditures during the quarter totaled $35.6 million.

Universal Logistics Holdings, Inc. also announced today that its Board of Directors declared its fourth quarter cash dividend of $0.105 per share of common stock. The dividend is payable on January 2, 2020 to shareholders of record on December 2, 2019.

Universal calculates and reports selected financial metrics for purposes of our lending arrangements, and in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

Conference call:

We invite investors and analysts to our quarterly earnings conference call.

Quarterly Earnings Conference Call Dial-in Details:

Time:  10:00 a.m. Eastern Time

Date:  Friday, October 25, 2019

Call Toll Free:  (866) 622-0924

International Dial-in:  +1 (660) 422-4956

Conference ID:  8395286

A replay of the conference call will be available beginning two hours after the call through November 22, 2019, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 8395286. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
Operating revenues:
Truckload services	$62,615	$80,204	$193,133	$240,053
Brokerage services	94,442	98,801	269,680	269,446
Intermodal services	93,022	65,710	278,043	167,190
Dedicated services	32,730	36,195	105,618	106,915
Value-added services	92,676	93,382	289,593	291,726
Total operating revenues	375,485	374,292	1,136,067	1,075,330

Operating expenses:
Purchased transportation and equipment rent	183,902	186,239	539,584	526,502
Direct personnel and related benefits	91,946	87,189	278,763	260,548
Operating supplies and expenses	30,465	32,119	91,972	90,547
Commission expense	7,991	9,653	23,685	28,298
Occupancy expense	8,380	7,410	27,523	22,574
General and administrative	11,435	7,750	30,309	23,354
Insurance and claims	29,912	7,419	41,215	18,173
Depreciation and amortization	18,807	13,983	53,140	39,448
Total operating expenses	382,838	351,762	1,086,191	1,009,444
(Loss) income from operations	(7,353)	22,530	49,876	65,886
Interest expense, net	(4,077)	(4,303)	(12,545)	(9,810)
Other non-operating income	163	1,746	1,212	1,688
Loss (income) before income taxes	(11,267)	19,973	38,543	57,764
Provision for income taxes	(2,847)	4,918	9,694	14,606
Net (loss) income	$(8,420)	$15,055	$28,849	$43,158

Earnings per common share:
Basic	$(0.30)	$0.53	$1.02	$1.52
Diluted	$(0.30)	$0.53	$1.02	$1.52

Weighted average number of common shares outstanding:
Basic	28,263	28,382	28,342	28,388
Diluted	28,264	28,392	28,343	28,396

Dividends declared per common share:	$0.105	$0.105	$0.315	$0.315

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	September 28, 2019	December 31, 2018
Assets
Cash and cash equivalents	$6,485	$5,727
Marketable securities	9,139	9,333
Accounts receivable - net	212,010	215,991
Other current assets	39,158	44,207
Total current assets	266,792	275,258
Property and equipment - net	317,623	303,234
Other long-term assets - net	350,314	264,655
Total assets	$934,729	$843,147

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$232,357	$169,266
Debt - net	386,557	400,452
Other long-term liabilities	117,900	64,130
Total liabilities	736,814	633,848
Total shareholders' equity	197,915	209,299
Total liabilities and shareholders' equity	$934,729	$843,147

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
Truckload Services:
Number of loads	56,510	73,117	179,025	220,961
Average operating revenue per load, excluding fuel surcharges	$1,000	$984	$957	$963
Average operating revenue per mile, excluding fuel surcharges	$3.34	$3.03	$3.29	$2.85
Average length of haul	299	325	291	339
Average number of tractors	1,470	1,772	1,541	1,813

Brokerage Services:
Number of loads (a)	61,072	58,147	172,391	157,246
Average operating revenue per load (a)	$1,494	$1,643	$1,499	$1,650
Average length of haul (a)	661	613	648	588

Intermodal Services:
Number of loads	154,600	119,410	484,539	311,907
Average operating revenue per load, excluding fuel surcharges	$526	$490	$504	$474
Average number of tractors	1,821	1,185	1,790	1,059
Number of depots	14	14	14	14

Dedicated Services:
Number of loads (b)	138,934	139,116	433,937	415,215

(a)

Excludes operating data from freight forwarding division in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

(b)	Includes shuttle moves.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

(Dollars in thousands)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
Value-added Services
Average number of direct employees	3,373	3,664	3,613	3,869
Average number of full-time equivalents	1,435	1,413	1,590	1,385
Number of active programs	54	49	54	49

Operating Revenues by Segment:
Transportation	$254,129	$248,529	$752,610	$688,794
Logistics	120,981	125,385	382,541	385,431
Other	375	378	916	1,105
Total	$375,485	$374,292	$1,136,067	$1,075,330

Income from Operations by Segment:
Transportation	$(17,224)	$11,885	$8,601	$32,273
Logistics	9,796	10,503	40,955	32,950
Other	75	142	320	663
Total	$(7,353)	$22,530	$49,876	$65,886

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA and EBITDA margin, each a non-GAAP measure, as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) income taxes, (iii) depreciation, and (iv) amortization. We define EBITDA margin as EBITDA as a percentage of total operating revenues. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
	( in thousands)		( in thousands)
EBITDA
Net (loss) income	$(8,420)	$15,055	$28,849	$43,158
Provision for income taxes	(2,847)	4,918	9,694	14,606
Interest expense, net	4,077	4,303	12,545	9,810
Depreciation	14,479	12,480	40,655	36,218
Amortization	4,328	1,503	12,485	3,230
EBITDA	$11,617	$38,259	$104,228	$107,022

EBITDA margin (a)	3.1%	10.2%	9.2%	10.0%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA and EBITDA margin because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and EBITDA margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and only supplementally on EBITDA and EBITDA margin.